As filed with the Securities and Exchange Commission on May 31, 2016 Registration No. 333-190220

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
POST EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TRUEBLUE, INC.
(Exact name of registrant as specified in its charter)

_______________________________________

Washington	91-1287341
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1015 A Street
Tacoma, Washington 98402
(Address of principal executive offices, including zip code)

TRUEBLUE, INC. AMENDED AND RESTATED 2005 LONG-TERM EQUITY INCENTIVE PLAN
(Full title of plan)

CT Corporation System
505 Union Avenue SE, Suite 120
Olympia, Washington 98501
(206) 318-5230

(Name, address and telephone number, including area code, of agent for service)

Copy to:
Kristy T. Harlan
K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
(206) 623-7580

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
__________________________________________

EXPLANATORY STATEMENT

TrueBlue, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 29, 2013, File No. 333-190220 (the “2013 Form S-8”), with respect to shares of the Registrant’s common stock, no par value per share (the “Common Stock”), thereby registered for offer or sale pursuant to the TrueBlue, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan (the “2005 Plan”). A total of 1,950,000 shares of Common Stock were initially registered for issuance under the 2013 Form S-8.

On May 11, 2016, the shareholders of the Registrant approved the 2016 TrueBlue Omnibus Incentive Plan (the “2016 Plan”), which replaces the 2005 Plan. No future awards will be made under the 2005 Plan. According to the terms of the 2016 Plan, the shares of Common Stock that were available for grant under the 2005 Plan, but not actually subject to outstanding awards, as of May 11, 2016, are available for issuance under the 2016 Plan. The total number of shares of Common Stock available for grant under the 2005 Plan, but not actually subject to outstanding awards, on May 11, 2016 was 1,542,944 (the “Carried-Over Shares”). All of the Carried-Over Shares were previously registered pursuant to the 2013 Form S-8 and are hereby deregistered. The 2013 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2016 Plan.

In accordance with Rule 457(p) of the Securities Act of 1933, as amended, and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed to reallocate the Carried-Over Shares from the 2005 Plan to the 2016 Plan.

There may be shares of Common Stock registered in connection with the 2005 Plan that are represented by awards under the 2005 Plan that, after May 11, 2016, are forfeited, expire, are canceled without delivery of shares, or otherwise result in the return of shares to the Registrant. The Registrant intends to periodically file additional post-effective amendments to the 2013 Form S-8, and additional Registration Statements on Form S-8, carrying forward such shares for issuance in connection with the 2016 Plan.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on May 31, 2016.

TRUEBLUE, INC.

/s/ Steven C. Cooper
By:	Steven C. Cooper Director and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.